Exhibit 99.2

FOR IMMEDIATE RELEASE

         CD RADIO RECEIVES $50 MILLION PREFERRED STOCKHOLDER COMMITMENT


Washington, D.C. - June 27, 1997 - CD Radio Inc. (Nasdaq: CDRD) announced today that it has received commitments from certain holders of its 5% Delayed Convertible Stock to purchase approximately $50 million of a new class of convertible preferred stock for cash or in exchange for shares of the 5% Delayed Convertible Stock.

The new stock will be convertible into common stock at a price of $21 per share (provided that the conversion price will adjust to match the market price of the common stock, but never below $10, on the fourth anniversary of the date of issuance if the market price of the stock at that time is less than $21.00).

The new class of preferred stock, which contains a 5% coupon payable in cash or PIK, would be subject to mandatory redemption by the Company after 10 years and to optional redemption after 5 years.

The issuance of the preferred stock is subject to a number of conditions, including approval of the Company's shareholders.

CD Radio is the winning bidder for one of two FCC national satellite radio broadcast licenses. The Company is engaged in the development of a satellite-to-car 50 channel radio service for delivery to motorists throughout the United States.

For further information:
www.cdradio.com or
David Margolese, 202-296-6192